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                                                                       EXHIBIT 4

                              PARTNERSHIP AGREEMENT
                                       OF
                                  JADE PARTNERS
                         (A FLORIDA GENERAL PARTNERSHIP)


        THIS PARTNERSHIP AGREEMENT is made and entered into effective the 21 day of February, 1994, by and all of the parties listed on Exhibit "A" attached hereto admitted to the Partnership treated hereby as General Partners (the "Partners"). All capitalized terms used herein shall have the meaning assigned thereto in Section 1.8 hereof, unless otherwise defined elsewhere herein.

                                   ARTICLE I
                                    GENERAL

         1.1. Formation of Partnership. The parties hereby form a partnership pursuant to the provisions of the Uniform Partnership Act of the State of Florida, and in accordance with the further terms and provisions hereof. Each Partner shall immediately execute all such certificates and other documents conforming hereto as necessary for the Partners to accomplish all filing, recording, publishing and other acts appropriate to comply with all requirements for the formation and operation of a general partnership under the laws of the State of Florida and for the formation, qualification and operation of a general partnership in all other jurisdictions where the Partnership shall propose to conduct business.

         1.2. Name. The name of the Partnership shall be JADE PARTNERS.

         1.3. Limited Purpose of the Partnership. The limited purpose of the Partnership is to acquire, own, hold, manage and maintain any assets owned or leased by the Partnership, to pay any expenses and liabilities related thereto and to take such other necessary action as shall be reasonable in carrying out the affairs of the Partnership.

         1.4. Authority of the Partnership. In order to carry out its purpose, the Partnership is empowered to do any and all acts and things necessary, desirable, convenient, incidental, appropriate, proper and advisable for the furtherance and accomplishment of its purpose, and for the protection and benefit of the Partnership.

         1.5. Principal Place of Business, The location of the principal place of business of the Partnership is 12920 Automobile Boulevard, Clearwater, Florida 34622 or such other place or places as the Partners determine. The place, of residence or
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 principal place of business of each Partner shall be as set forth on Exhibit
"A" attached hereto.

         1.6. Term. The Partnership shall be effective from and after the date that first appears on this document. The Partnership shall terminate on the earlier to occur of:

         (a)      December 31, 2044, or

         (b)      such date as is required by Section 7.1 hereof.

    1.7. Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated:

         "ACT" means the Uniform General Partnership Act of the State of Florida as from time to time amended.

         "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account, after giving effect to the following adjustments: (i) increased by any amounts which such Partner is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) decreased by the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)
    (ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition is intended to comply with the requirements of the alternate test for economic effect contained in Regulation Section 1.704-1 (b)(2)(ii)(d) and shall be interpreted consistently therewith.


        "AFFILIATE" means any person directly or indirectly controlling, controlled by or under common control with one or more of the Partners as determined under Code Section 318.

        "AGREEMENT or PARTNERSHIP AGREEMENT" means this Partnership Agreement together with all amendments hereto.

        "CAPITAL ACCOUNTS" of the Partners shall be determined and maintained in accordance with the rules of Treasury Regulation Section 1.704-1 (b)(2)(iv) and, to the extent consistent therewith, each Partner's Capital Account shall be increased by:

            (a) the amount of money contributed by such Partner to the Partnership;

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            (b) the fair market value of any property contributed by such
        Partner to the Partnership (net of any liabilities securing such contributed property that the Partnership is considered to assume or take subject to under Code Section 752);

            (c) allocations to such Partner of income or gain (including tax exempt income) pursuant to Article VI but excluding any income or gain described in Treasury Regulation Section 1.704-1(b)(4)(i):

            (d) the amount of Partnership liabilities assumed by such Partner or secured by any Partnership property distributed to such Partner other than the liabilities referred to in paragraph (f) below, and each Partners Capital Account shall be decreased by:

            (e) the amount of any money distributed to such Partner by the Partnership;

            (F) the fair market value of any property distributed to such Partner by the Partnership (net of any liabilities securing such distributed property that such Partner is considered to assume or take subject to pursuant to Code Section 752);

            (g) the amount of losses, costs and expenses allocated to such Partner under Article VI:

            (h) allocations to such Partner of expenditures of the Partnership described in Code Section 705(a)(2)(B); and

            (i) the amount of any liabilities of such Partner assumed by the Partnership or secured by any property such Partner contributes to the Partnership other than the liabilities referred to in paragraph (b) above;

        subject, however, to such other adjustments as may be required under the Code and Treasury Regulations thereunder, including, but not limited to increases and decreases to reflect a revaluation of the Partnership Property on the Partnership's books in accordance with the rules of Treasury Regulations
Section 1.704-1(b)(2)(iv)(f). Generally, a transferee of a Partnership interest shall succeed to the Capital Account relating to the Partnership Unit transferred. The Capital Account is to be determined and maintained at all times in strict accordance with all the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Account of a Partner may, under certain circumstances, be an amount less than zero.

        "CAPITAL TRANSACTIONS" means the sale, exchange or refinancing of all or a portion of the Partnership's Property.



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        "CAPITAL VALUE" means the fair market value of the Property (net of any liabilities securing such Property that the Partnership is considered to assume or take subject to under Code Section 752) such Partner is contributing to the Partnership. The Partners agree that the value of the Property contributed to the Partnership by each Partner shall be as set forth on Exhibit "A" attached hereto.

        "CODE" means the Internal Revenue Code of 1986, as from time to time amended and any federal legislation that may be substituted therefor.

        "FEDERAL INCOME TAX ITEMS" means Profits, Losses, Gain From Capital Transactions and Loss From Capital Transactions.

        "GAIN FROM CAPITAL TRANSACTIONS" means income or gain of the Partnership as determined for federal income tax purposes as a result of the sale, exchange, or refinancing of all or a portion of the Partnership's property.

        "HOLDER OF RECORD" means the person in whose name a Unit is then registered on the books and records of the Partnership pursuant to Section
    2.3 hereof. A Holder of Record does not include any Person who receives the rights to distributions from and allocations of Federal Income Tax Items of the Partnership by levy, foreclosure, charging order, execution or other similar proceeding.

        "INCAPACITY" means when (i) an individual is declared or adjudicated as such by a court of competent jurisdiction, (ii) a guardian, conservator, or other personal representative of an individual's person or estate has been appointed by a court of competent jurisdiction, or (iii) an individual is certified as such in writing by at least two licensed physicians.

        "LOSSES" means each item of loss, deduction and credit of the Partnership as determined for federal income tax purposes, but excluding Loss From Capital Transactions.

        "LOSS FROM CAPITAL TRANSACTIONS" means any loss of the Partnership as determined for federal income tax purposes as a result of the sale, exchange or refinancing of all or a portion of the Partnership's property.

        "MANAGING PARTNER" means the SIEGEL FAMILY QTIP TRUST by and through its trustee, or the successor Managing Partner elected by the Partners in the manner provided herein.

        "NET CASH FLOW means monies available from the operation of the Partnership for any twelve (12) month period ending December 31st without deduction for depreciation, amortization or any other non-cash expenses, but



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    after deducting monies used to pay or establish reserves for all other expenses, debt payments, improvements and repairs related to the operation and administration of the Partnership.

        "NET PROCEEDS" means the amount realized by the Partnership on the disposition of, or any other capital transaction involving, a Partnership property, less all fees, costs or expenses paid or to be paid with respect thereto and the amount of indebtedness (if any) of the Partnership paid or to be paid from such monies.

        "PARTNERS" means those persons herein identified as partners herein and listed in Exhibit "A" and those other persons admitted from time to time as partners pursuant hereto or the Act.

        "PARTNERSHIP" means this partnership formed under the Uniform General Partnership Act of the State of Florida in accordance with the terms and provisions of this Agreement.

        "PARTNERSHIP CAPITAL" means the total capital contribution to the Partnership actually made or paid by the Partners with respect to the acquisition of Units in the Partnership.

        "PARTNERSHIP UNIT" or "UNITS" means each Partners ownership interest in the Partnership as set forth in Exhibit "A" attached hereto, as adjusted after the Partnership receives the Capital Values of the assets contributed by each Partner to the Partnership.

        "PARTY" means a signatory to this Agreement.

        "PERSON" or "PERSONS" means an individual, corporation, partnership, joint venture, trust or any other entity.

        "PROFITS" means each item of income and gain of the Partnership. as determined for federal income tax purposes, but excluding Gain From Capital Transactions.

        "PROPERTIES" means the real, personal and intangible assets contributed or to be contributed to the Partnership by the Partners and all other interests, rights and assets of any type owned by the Partnership. The initial Properties shall be as set forth on Exhibit "A" attached hereto. The term "PROPERTY" includes a single asset which is included in the Properties.

        "SUBSTITUTE PARTNER" means any person not previously a Partner who purchases or otherwise acquires from a Partner a Unit and is admitted to the



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        Partnership as a Substitute Partner in accordance with the terms of this
    Agreement.

        "VOTE" refers to the right of the Partners subject to all limitations set forth below and elsewhere in this Agreement, to decide any matter that may be submitted for decision by the Partners in accordance with the express written terms of this Agreement or under the provisions of the Act. Each Partner shall be entitled to cast one (1) vote for each Unit held of record by him on the date when notice is given of the matter to be voted on or consented to by the Partners. A "Simple Majority Vote" of the Partners means a vote for over fifty percent (50%), a "Required Vote" means a vote of at least sixty-five percent (65%) and a "Unanimous Vote" means a vote of one hundred percent (100%) of the Partners. Except as otherwise expressly provided in this Agreement, a Simple Majority Vote shall be sufficient to pass and approve any matter submitted to a Vote of the Partners. Whenever a Vote of the Partners is required or permitted, a written consent to the action to be taken signed by the Partners holding the required percentage may be used in lieu of holding a formal meeting at which a Vote is taken.

                                   ARTICLE 11
                    PARTNERS, CAPITALIZATION AND ASSESSMENTS

        2.1. Partners' Authority. Except as otherwise provided in this Agreement, the General Partners of the Partnership shall have the sole, exclusive and absolute right and authority to act for and on behalf of the Partnership and all of the Partners in connection with all aspects of the business of the Partnership.

        2.2. Partners' Partnership Interests. The Partners in the Partnership shall initially own one hundred (100) Units as reflected on Exhibit "A".

        2.2.1. Time of Admission. A Person shall be deemed to have been admitted as a Partner:

        (a) On the date this Agreement is fully executed by the Partners; or

        (b) If applicable, with respect to any additional Partners or Substitute Partners on the first day of the calendar month following the month in which such person complies with Article IV hereof

        2.2.2. Contribution to Capital by Partners. Each Partner shall contribute those Properties (or portions thereof) set forth opposite each of their respective names on Exhibit "A" attached hereto. Each Partner shall receive such portion of the initial one hundred (100) outstanding Units of the Partnership as is equal to the amount that the Capital Value of the portion of the Property contributed by



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    such Partner bears to the sum of the Capital Value of all of the
    Properties contributed to the Partnership by all Partners. With the prior written consent of the Partners, a Partner may, if he elects to do so, make additional capital contributions from time to time. No Partner is required to make any additional capital contributions to the Partnership. Notwithstanding anything in this Agreement to the contrary, if at any time it is determined by a court of competent jurisdiction that at the time of its contribution to the Partnership the value of a Property did not exceed the total of all indebtedness secured by valid lien(s) upon such Property, then such Property is deemed not to have been contributed to the Partnership and title to said Property shall revert to the Partner who contributed same, effective as of the date of such Property's contribution to the Partnership.

        2.2.3. Execution by Partners, By executing the Agreement, each Partner subscribes and agrees to contribute to the capital of the Partnership, those amounts of Properties (or portions thereof) as set forth opposite each of their respective names on Exhibit "A" attached hereto.

        2.3. Registration Rights of Holders of Record. Upon the admission of a person as a Partner, such person shall be registered on the records of the Partnership as a Partner and a Holder of Record, together with his address and number of Partnership Units such Partner owns. Upon the assignment of a Partnership Unit pursuant to the terms of Article IV hereof, the assignee of such Partnership Unit shall be registered on the records of the Partnership as a Holder of Record, together with his address and the number of Units he owns.

        A Holder of Record shall be entitled to all distributions and all allocations of Net Cash Flow, Net Proceeds, and Federal Income Tax Items with respect to the Partnership Units registered in his name in the manner specified in Article VI until his rights in such Partnership Units have been transferred as permitted by this Agreement and the Partners have been notified as required herein. The payment to the Holder of Record of any allocation or distribution with respect to such Partnership Units shall be sufficient to discharge the Partnership's obligation in respect thereto.

        2.4. Initial Capitalization. The Partnership shall have as its initial capitalization an amount equal to the Partners' initial capital contribution. The amount of the capital contributions of each Partner and the aggregate amount of such initial contributions by the Partners shall be set forth in Exhibit "A" of this Agreement.

        2.5. Return of Capital. No Partner has the right to require the return of all or any part of his capital contribution(s) or a distribution of any property from the Partnership prior to its termination and dissolution.

  The Partners shall not be personally liable for the return of the capital contributions of the Partners if and to the extent that any return is required. Any such return shall be made solely from the assets of the Partnership. If any Partner shall



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receive the return, in whole or in part, of his capital contribution, he shall nevertheless be liable to the Partnership, to the extent provided in the Act, for the sum returned, together with interest thereon, to the extent necessary to discharge the Partnership's liabilities to creditors who extended credit to the Partnership or whose claims against the Partnership arose prior to such return or as otherwise provided under applicable law.

        2.6. Interest on Capital. No interest shall be payable on any capital contributions made to the Partnership or on any Capital Account.

        2.7. Capital Account. An individual Capital Account shall be maintained for each of the Partners as provided for in Section 1.8 herein.

        2.8. Status of Partnership Units. Except as otherwise provided in this Agreement, the Partnership Units owned by a Partner shall be fully paid and nonassessable. A Partner shall not have the right to withdraw or reduce his capital contributions to the Partnership except as a result of (i) the dissolution and termination of the Partnership, or (ii) as otherwise provided in this Agreement and in accordance with applicable law.

        2.9. Voluntary Withdrawal of a General Partner. A Partner may voluntarily withdraw from the Partnership upon thirty (30) days written notice to the Partners. Such notice requirement may be shortened or waived by the Partners, in their sole discretion. Upon the withdrawal of a General Partner, the withdrawing General Partner shall not be deemed to be liable with respect to any debts or liabilities that the Partnership incurs subsequent to the date of withdrawal, provided that such withdrawal shall not diminish or in any way affect any debts or liabilities (including contingent liabilities) that the Partnership incurred prior to such date.

                                   ARTICLE III

                            MANAGEMENT AND OPERATION

        3.1. Managing Partner. At all times during the term of the Partnership, the Managing Partner shall be the sole manager of the Partnership and shall have the sole, absolute, and exclusive power, authority and discretion in the conduct of the business and affairs of the Partnership without the concurrence, agreement or confirmation of any Limited Partner, except as expressly provided in Section 3.4 of this Agreement.

        3.2. Successor Managing Partner. In the event of: (i) the death or incapacity of the Managing Partner; or (ii) the removal or withdrawal of the Managing Partner, the other Partners shall elect, by a Simple Majority Vote, a successor Managing Partner,

        3.3. Managing Partner to Manage. The Managing Partner shall make all decisions affecting the business and affairs of the Partnership and shall use its best efforts to carry out the purposes for which the Partnership was organized. In addition to



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any other rights and powers which it may possess under applicable law or pursuant to this Agreement, the Managing Partner shall have all specific rights, powers, and authorities required or appropriate to the management of the Partnership which shall include, without limitation, the following rights, powers, and authorities to be exercised in such manner, in such form, at such times, and to such extent as the Managing Partner, in its sole discretion, determines:

        (a) to acquire, hold, lease, encumber, pledge, option, sell, exchange, transfer, dispose of or otherwise deal with real or personal property (or rights or interests therein) of any nature whatsoever as may be necessary or advisable for the operation of the Partnership;

        (b) to borrow or lend money for Partnership purposes and, if security is required for the borrowing thereof, to execute and deliver all instruments, deeds of trust, mortgages, security agreements, assignments, and other security documents relating to all or a portion of the assets of the Partnership as may be necessary or advisable for the operation of the Partnership. For purposes hereof, the borrowing or lending of money for Partnership purposes shall include: (i) lending money to Partners, Affillates or other persons or entities, whether related or unrelated, or borrowing from any of the foregoing, upon such terms and conditions as the Partners shall determine in their sole and absolute discretion; and (ii) the guaranteeing of, or pledging the Partnership Property for any of the foregoing loans, or for loans to or from Partners, to or from Affiliates, or to or from other persons or entities, all as determined in the sole and absolute discretion of the Partners;

        (c) to negotiate and enter into contracts. agreements, or arrangements concerning the purposes for which the Partnership is organized and/or concerning assets of the Partnership as may be necessary or advisable for the operation of the Partnership, including, but not limited to purchase, joint venture, development, management and option agreements, deeds, assignments and leases;

        (d) to employ persons, agents, outside consultants, and independent contractors as may be necessary or advisable for the operation of the Partnership;

        (e) to pay all expenses reasonably incurred in the operation or administration of the Partnership and to establish reserves for liabilities and obligations of the Partnership whether contingent or otherwise, including but not limited to expenses, charges and fees relating to:

                (1) the acquisition, preservation, protection or perfection of title to the Partnership's Property, including insurance thereon;



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                (2) the maintenance, operation or management of any Partnership
        Property;

                (3) travel expenses, professional fees, attorneys fees and court costs;

                (4) taxes on real or personal property owned by the Partnership:

                (5) interest on any loan to the Partnership;

                (6) normal closing costs (in the event of a sale or transfer of all or any part of the Partnership's Property); and

                (7) expenses incurred in connection with the negotiation for, or consummation of financing or renewing, rearranging or refinancing any indebtedness on the Partnership's Property.

        (f) to pay on behalf of the Partnership (and be reimbursed for) any and all organizational expenses incurred in the creation of the Partnership including, without limitation, legal and accounting fees;

        (g) to take and hold title to property, execute evidences of indebtedness or other obligations or instruments in its name or the name of a nominee all on behalf of the Partnership and with or without disclosing the true owner or party in interest thereto. The Partnership shall be solely entitled to all rights, titles and interests held by a Partner or nominee on behalf of the Partnership and solely liable for all expenses, costs and other obligations incurred in connection therewith. All such instruments so executed may be transferred into the name of the Partnership by assignment or otherwise or held in the name of a Partner or nominee as a Partner determines; provided, always, that the Partners shall keep as part of the books and records of the Partnership and properly account on its books for each such contract, deed, note or other instrument indicating the nominee parties thereto, date thereof and general description of such document;

        (h) to execute and deliver any and all instruments to effectuate the foregoing and to take all such actions as may be necessary or advisable for the operation of the Partnership;

        (i) to determine the use of the revenues of the Partnership for Partnership purposes;

        (j) to control any matters affecting the rights and obligations of the Partnership, including the employment of attorneys to advise and represent the



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    Partnership, the conduct of any litigation and the settlement thereof, and an other incurring of legal expenses;

        (k) to execute powers of attorney consents, waivers and other documents that may be necessary before any court, administrative board or agency of any governmental authority, affecting the properties owned by the Partnership.

    3.4 Acts Not Authorized. The Managing Partner is expressly prohibited from doing any act or entering into any contract or other transaction that would:

        (a) Make it impossible to carry on the ordinary business of the Partnership, provided, however, the sale or other disposition of all or any portion of the Partnership Property shall not be deemed to be an act making it impossible for the Partnership to carry on its ordinary business;

        (b) Confess a judgment against the Partnership, except by a Simple Majority Vote of the Partners;

        (c) Result in a possession of Partnership Property or assignment of the Partnership's rights in specific partnership property, other than for a Partnership purpose; or

        (d) Admit or substitute a Person as a partner of the Partnership, except with a Simple Majority Vote of the Limited Partners.

                                   ARTICLE IV
                TRANSFER AND ASSIGNMENT OF PARTNERSHIP INTERESTS

    4.1. Assignment. A Partner shall have the right to assign, transfer, encumber or pledge (herein, for purposes of this Article IV, "assign") the whole or any number of his Partnership Units by a written assignment, provided that:
(i) the terms of such assignment are not in contravention of any of the provisions of this Agreement; (ii) such assignment is fully executed by the assignor and assignee; (iii) such assignment is received by the Partnership and recorded on the books thereof, and (iv) the transfer is approved by a Simple Majority Vote of the Partners. In the event of such an assignment, the following rules shall govern:

    (a) Restrictions on Interests During Lifetime. A Partner shall not during his or her lifetime transfer, encumber of alienate any of his or her Units in the Partnership except as provided by this Agreement.

        (i) Immediate Family. A Partner's Units in the Partnership may be freely transferred during life or at death to a spouse, children and/or



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    grandchildren of the Partner, or to any trust for the benefit of such persons if the Partners, by a Simple Majority Vote, consent to such transfer. In the event of such transfer, the transferee becomes a Partner of the Partnership and shall be bound by this Agreement.

        (ii) Sale or Transfer to Persons Other than Immediate Family,

                (A) If any Partner should during his or her lifetime desire to transfer, encumber or alienate any of his or her Units in the Partnership, he or she shall first offer, in writing, to sell all of his or her Units in the Partnership to the remaining Partners of the Partnership at the price specified in Section 4.1(c). Each remaining Partners of the Partnership shall then have thirty (30) days within which to purchase the Units offered on the basis of a fraction, the numerator of which is the number of Units owned by the purchasing Partner and the denominator is the total number of Units owned by all of the purchasing Partners. If the offered Units are not purchased by the remaining Partners of the Partnership by the end of that thirty (30) day period, such Units not purchased shall be offered at the same price to the Partnership. The Partnership shall then have thirty (30) days within which to purchase such portion of the remaining Units offered. Any Units not purchased by the remaining Partners or the Partnership may then be transferred, encumbered or alienated within thirty (30) days following the expiration of the time hereinabove provided for purchase by the Partnership, but only upon the same terms and conditions as offered to the remaining Partners and the Partnership.

                (B) If any Partner has received a bona fide offer for all or any part of his or her Units in the Partnership which the Partner desires to accept, he or she shall first offer in writing to sell all of his or her Units to the remaining Partners of the Partnership at the price specified in such bona fide offer or at the price specified in Section
        4.1 (c), whichever is the lesser. Attached to such written offer to the remaining Partners of the Partnership shall be a written notice that the Partner has received a bona fide offer for the purchase of all or some part of his or her Units in the Partnership, stating the name and address of the prospective purchaser, the Units to be sold, the sales price, and the terms and conditions of such sale. A copy of the written offer to such Partner, if any, shall also be attached to such written offer to the remaining Partners of the Partnership. The remaining Partners of the Partnership and the Partnership shall then have the right to purchase all or any part of such Units in accordance with the procedure set forth in Section 4.1 (a)(ii) above.

                (C) Any Units in the Partnership which are transferred, encumbered or alienated pursuant to the terms of Section 4.1(a)(ii) shall continue to be subject to all terms and conditions of this Agreement.



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                (b) Death. Upon the death of any Partner, all or any Units in the Partnership owned by the decedent at the time of his or her death may be transferred to a spouse, children, and/or grandchildren of the decedent, or to any trust for the benefit of such persons if the Partners, by a Simple Majority Vote, agree to such transfer within one hundred eighty (180) days of the Partner's date of death. If such transfer is approved, the transferee becomes a Partner of the Partnership and shall be bound by this Agreement. If any Units in the Partnership owned by the decedent at the time of his or her death are not transferred to a spouse, children, and/or grandchildren of the decedent, or to any trust for the benefit of such persons, the remaining Partners of the Partnership and the Partnership shall have an irrevocable option to purchase any and all of such Units in accordance with the procedure set forth in Section 4.1(a)(ii) of this Agreement.

                (c) Purchase Price. The purchase price for each Unit in the Partnership shall be equal to the value of each such Unit, as mutually agreed upon by the remaining Partners of the Partnership and the Partnership, whichever or whoever is purchasing the Units in the Partnership. If the selling Partner, the remaining Partners, or the Partnership, as the case may be, cannot agree on the value of each Unit to be sold, then the fair market value of such Unit shall be determined by a qualified appraiser mutually agreeable to the selling Partner, the remaining Partners, and the Partnership, whichever or whoever is purchasing such Units in the Partnership. The appraiser's opinion as to fair market value shall be binding upon all parties. The date of valuation of the fair market value by the appraiser shall be the date the selling Partner offers in writing to sell all or any portion of his or her Units in the Partnership to the remaining Partners of the Partnership. The appraiser shall render his opinion as to the fair market value of the Units to be sold within thirty (30) days of being appointed. The cost of the appraiser shall be shared by the selling Partner paying one-half (1/2) of such costs and the remaining Partners of the Partnership and the Partnership paying one-half (1/2) of such costs, each to the extent they are purchasing such Units.

                (d) Payment of the Purchase Price. The purchase price of the Units in the Partnership shall be payable in full in cash within fifteen
        (15) days after the expiration of the thirty (30) day period mentioned above for acceptance of an offer to sell by either the remaining Partners and the Partnership; provided, however, in the event of the death of a Partner, the purchase price shall be payable in full in cash within one hundred eighty (180) days after the date of a Partner's death.

                (e) Transfer of Units. Upon receipt of the cash by the selling Partner, legal representative of the estate, named legatees or heirs of the deceased Partner, as the case may be, the Partner, or such legal representative, named legatees or heirs of the Partner shall deliver the certificates for the Units in the Partnership purchased, duly endorsed in blank or with an executed Units assignment in proper form attached, to the purchasing Partners or the Partnership, as the case may be, together with any and all other documents necessary to carry out the terms of this Agreement. The legal representative of the estate, named legatees or heirs of the deceased Partners shall pay all state and federal taxes imposed upon the transfer of such Units.

        (f)Remedies for Enforcement of Agreement. Each Partner to this Agreement shall have the right to an injunction to prevent any breach of the terms of
Section 6.1 and the right to specific performance to enforce compliance with any agreement or covenant contained therein. The prevailing Partner shall be entitled to reimbursement from the nonprevailing party for costs and expenses (including, without implied limitation, reasonable attorneys' fees) incurred in connection with the enforcement of this Section 4.1. Such remedies shall be cumulative and in addition to any rights or remedies which may otherwise be available to any party by law.

        (g) General. All Units in the Partnership owned by the Partners, whether acquired before or after the execution of this Agreement, shall be subject to all of the terms and conditions of this Agreement. This Agreement shall inure to the benefit of and be binding upon the Partners and the Partnership, their respective heirs, successors, assigns and legal representatives.

        (h) Effective Date, The effective date of an assignment of a Unit shall be the date set forth in Section 2.2.1.

        (i) Treatment Of Assignor. Notwithstanding anything herein to the contrary, the Partnership and the Partners shall be entitled to treat the assignor of such Units as the absolute owner thereof in all respects and shall incur no liability for distributions of cash or other property made in good faith to him until such time as the written assignment has been received by and recorded on the books of the Partnership and is otherwise effective in accordance herewith.

        (j) Assignee Distributions. Except as provided in Section 4.1(i) above, the assignee of a Unit shall be entitled to receive distributions of cash or other property from the Partnership attributable to the Unit acquired by reason of such assignment from and after the effective date of the assignment of such Unit to him.

        (k) Allocation of Profits and Losses. The division and allocation of Profits and Losses attributable to the Units between assignor and assignee during any fiscal year of the Partnership shall be in accordance with the provisions of Section 6.6.6.

        4.2. Substitution. No assignee of the whole or any portion of a Unit shall have the right to become a Substituted Partner in place of his assignor unless all of the following conditions are satisfied:

                (a) the assignor executes and acknowledges a written instrument of assignment together with such other instruments as the Partners may deem necessary or desirable to effect the admission of the assignee as a Substituted Partner;

                (b) such instrument of assignment has been delivered to, received and approved in writing by the Partners; and

                (c) the unanimous written consent of all Partners to such substitution has been obtained, the granting or denial of which shall be within the sole and absolute discretion of each Partner and must be given by each Partner free of duress and of each Partner's free will.

        4.3. Involuntary Assignment by a Partner. In the event a Partner's Units are taken or are affected by levy, foreclosure, charging order, execution, or other similar proceeding, the Partnership shall not dissolve. The assignee of that Partner's Units shall receive only that Partner's rights to distributions and allocations of Federal Income Tax Items of the Partnership and shall, in no event, have the right to interfere in the management or the administration of the Partnership business or affairs or to act as a General Partner. The assignee shall only have the right to receive distributions and allocations of Federal Income Tax Items attributable to the Partner's Units in the Partnership.

        Any entity to which Units under this Agreement are transferred pursuant to the provisions of the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq. , shall be deemed without further act to have assumed all of the obligations arising under this Agreement on or after the date of such assignment. Upon demand, any such assignees shall execute and deliver to each other party to this Agreement an instrument confirming such assumption. Failure to deliver such instrument shall be deemed a default hereunder by the assignee.

        4.4. Death, Incapacity or Dissolution Partner. Upon the death, adjudication of bankruptcy or Incapacity of a Partner who is an individual, his legally authorized personal representative shall have all the rights of a Partner for the sole purposes of settling or managing his estate and shall have only such power as the Partner possessed to make an assignment of his Units in accordance with the terms hereof and to join with any assignee in making application to substitute such assignee as a Substitute Partner.

        Upon the adjudication of bankruptcy, dissolution or other cessation to exist as a legal entity of any Partner which is not an individual, the authorized representative of such entity, possessed of the rights of such Partner for the sole purposes of winding up in an orderly fashion and disposing of the business of such entity, shall have only such power as such entity possessed to make an assignment of its Units in accordance with the terms hereof and to join with such assignee in making application to substitute such assignee as a Substitute Partner.

                                    ARTICLE V

                         ACCOUNTING, RECORDS AND REPORTS

        5.1. Books, Records and Reports. The Managing Partner shall maintain at the principal office of the Partnership or at such other place as the Managing Partner determine:

                (a) the books and records of the Partnership, showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Partnership's business and affairs including those sufficient to record the allocations and distributions as set forth in Article VIII hereof;

                (b) an executed counterpart of this Agreement and all amendments thereto; and

                (c) a list of the names, residence addresses and Partnership Units held by each Partner and assignee.

        Such information shall be open to reasonable inspection and examination by any of the Partners, their agents, accountants, attorneys and other duly authorized representatives during regular business hours upon not less than forty-eight (48) hours prior written request.

        5.2. Accounting Method. The books and records of the Partnership shall be kept in accordance with the terms of this Agreement and in a manner sufficient to meet the reporting requirements of the Internal Revenue Service. The accounting year of the Partnership shall be the calendar year.

        5.3. Financial Statements and Tax Returns. At the expense of the Partnership, the Partners may engage an accountant or other qualified professional to prepare the Partnership's annual income tax return, the return required by Code Section 6050K relating to sales and exchanges of Units, and such financial statements, if any, as the Partners in their sole discretion determine appropriate.

        The Partners, in their sole and absolute discretion, may determine the form and amount of detail to be contained in the financial statements and whether or not such financial statements shall be audited or unaudited. Within a reasonable time after the close of each accounting year, the Partners shall transmit to each person who was a partner (or assignee) during such accounting year, a copy of the Partnership Tax Return (IRS Form 1065) and a report (which may be in the form Schedule K-1 to IRS Form 1065) indicating such persons' respective share of Federal Income Tax Items, tax preference items and investment credits, if any, for such year. Any financial statements which the Partners cause to be prepared shall be available for inspection at the principal offices of the Partnership.

        5.4. Tax Elections. In the event of a transfer any Units of a Partner, the Partnership may elect, pursuant to Sections 743 and 754 of the Code, to adjust the basis of the Partnership property if, in the opinion of the Partners, based upon the advice of the tax counsel for the Partnership, such election would be most advantageous to the Partners. Except insofar, as an election pursuant to Section 754 has been made with respect to the Units of any Partner, the determination of Profits, Losses and cash distributions shall be made as provided for in this Agreement. With respect to any Partner whose Units has been affected by an election pursuant to Section 754, appropriate adjustments may be made with respect to the determination of Profits, Losses and cash distributions. Each Partner agrees to furnish the Partnership with all information necessary to give effect to such election. Each Partner benefiting from the election will pay or reimburse the Partnership for all additional accounting expenses occasioned by such election. The Partnership may elect to make any other election permitted under any provision of the Code if in the opinion of the Partners, based upon the advice of the tax counsel for the Partnership, such election would be advantageous to the Partners as a group or to any Partner without being disadvantageous to any Partner.

        5.5. Banks. All funds of the Partnership shall be deposited in a separate bank account or accounts in the name of the Partnership or such other name as may be determined from time to time by the Partners. Withdrawals from such account or accounts shall be made upon checks or other withdrawal orders executed by a duly authorized representative of the General Partners.

                                   ARTICLE VI
                    DISTRIBUTIONS AND ALLOCATIONS TO PARTNERS

        6.1, Distributions of Net Cash Flow and Net Proceeds. Net Cash Flow and Net Proceeds shall be distributed as follows:

                (a) First, such amounts as the Partners, in their sole discretion, shall determine, taking into account the reasonable business needs of the Partnership (including plan for expansion of the Partnership's business), shall be retained by the Partnership.

                (b) The balance of such items shall be distributed to the Partners in proportion to their percentage ownership interests.

        A Partner's determination regarding whether or not to make distributions and the amount of distributions to be made shall be final and binding on all Partners.

        Such distributions shall be made no less than once a year to each Partner in accordance with such Partner's number of Units in the Partnership.

        6.2. Distributions in Kind. Assets of the Partnership may be distributed in kind.

        6.3. Liquidating Distributions. Notwithstanding Section 6.2, liquidating distributions may be made and shall be governed by Article VII.

        6.4 Limitations On Cash In Return of Capital. No Partner shall be entitled to demand and receive property other than cash in return for his capital contribution to the Partnership, and no Partner shall have the right to sue for a partition of Partnership property.

        6.5. No Priority in Distributions Among Partners. Except as otherwise provide in this Agreement, no Partner shall have any priority over any other Partner as to any Partnership distributions or to the return of his contributions to the Partnership capital.

        6.6. Allocation of Federal Income Tax Items. Except to the extent provided in Subsections 6.6.3 through 6.6.7, the Federal Income Tax Items of the Partnership shall be allocated in the following order and priority:

                6.6. 1. Profits and Gain from Capital Transactions:

                (a) First, an amount of Profits and Gain from Capital Transactions equal to the aggregate sum of all the Adjusted Deficit Capital Account balances shall be allocated among those Partners with Adjusted Capital Account Deficit balances, in proportion that each such Partner's Adjusted Capital Account balance bears to the aggregate sum of all the Adjusted Capital Account Deficit; balances and

                (b) Second, any Profits and Gain from Capital Transactions in excess of the amount allocated in 6.6.1(a) shall be allocated among all Partners in accordance with each Partner's respective percentage ownership interest in the Partnership.

                6.6.2. Losses and Loss from Capital Transactions:

                (a) First, except as provided in 6.6.2(b) with respect to allocations which would cause a Partner to have an Adjusted Capital Account Deficit, all Losses and Loss from Capital Transactions shall first be allocated in an amount equal to the aggregate sum of the Capital Account balances with a positive balance shall be allocated among those Partners with a positive Capital Account balance, in proportion that each such Partner's positive Capital Account balance bears to the aggregate sum of all the Capital Account balances with a positive balance; and

                (b) Second, except as provided in 6.6.2(c) with respect to allocations which would cause a Partner to have an Adjusted Capital Account Deficit, all Losses and Loss from Capital Transactions shall be allocated to and among the Partners in proportion to their respective percentage ownership interests in the Partnership;

                (c) Third, Losses and Loss allocated to pursuant to Section 6.6.2(a) hereof shall not exceed the maximum amount of Losses from Capital Transactions which can be allocated without causing any Partner to have a Adjusted Capital Account Deficit at the end of any fiscal year. In the event some, but not all of the Partners would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses and Loss from Capital Transactions pursuant to Section 6.6.2(a) hereof, the limitations set forth in this Section 6.6.2(c) shall be applied on a Partner basis so as to allocate the maximum permissible Losses to each Partner under Section 1.704-1(b)(2)(ii)(d) of the Regulations. Any Losses and Loss from Capital Transactions in excess of the amount allocated in 6.6.2(c) shall be allocated to the Partners in accordance with each General Partner's respective percentage ownership interest in the Partnership.

                6.6.3. Qualified Income Offset. If a Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section 1.7041-1(b)(2)(ii)(d)(4), (5), or (6), which creates a deficit balance in a Partner's Capital Account, such Partner shall be allocated items of Profits and Gains From Capital Transactions of the Partnership in an amount and manner sufficient to eliminate such deficit Capital Account balance as quickly as possible.

                6.6.4. Minimum Gain. If there is a net decrease in Partnership "minimum gain" during a taxable year of the Partnership, any Partner with a deficit balance in its Capital Account at the end of that year (in excess of its proportionate share of remaining minimum gain at such time) shall be specially allocated, before any other allocation is made under Code Section 704(b), Profits and Gain From Capital Transactions for that taxable year in the amount and proportions necessary to eliminate such deficit as quickly as possible.

                6.6.5. Transfer of Units. If a Unit is transferred during a fiscal year of the Partnership, the Partnership's taxable year shall not close with respect to that Unit. Instead, all Profits and Losses otherwise attributable to such Unit for the entire taxable year shall be apportioned between the assigning Partner and his assignee on the basis of the number of days the Partner or his assignee was the Holder of Record during the fiscal year. Gain From Capital Transactions and Loss From Capital Transactions shall be allocated to the Holder of Record on the date of such Capital Transaction.

                6.6.6. Tax Allocation. In accordance with Code Section 704(c) and the Treasury regulations thereunder, Federal Income Tax Items generated with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners in a manner so as to take account any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its fair market value at the time of contribution. If the Partners' Capital Accounts are adjusted because of any of the events described in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), subsequent allocations of Federal Income Tax Items with respect to the assets giving rise to such adjustment shall take into account any variation between the adjusted basis of such assets and their fair market value at the time of the adjustment in the same manner as under Code Section 704(c) and the regulations thereunder.

        6.7. Compliance with Treasury Regulations. The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Partners determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Partners may make such modifications, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Article VII hereof upon the dissolution and liquidation of the Partnership. The Partners shall have the authority in their sole and absolute discretion to make any appropriate modifications if events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

                                   ARTICLE VII


                           TERMINATION AND DISSOLUTION

        7.1. Causes for Termination. The Partnership shall be dissolved and terminated on the date set forth in Section 1.6 of this Agreement. The Partnership shall be terminated and dissolved prior to such date upon the happening of any of the following events:

                (a) a determination by a Simple Majority Vote of the Partners that the Partnership should be dissolved;

                (b) the decision of the Partners to dissolve the Partnership after the disposition and sale of all or substantially all of the assets of the Partnership;

                (c) an entry of judicial dissolution under the Act;

                (d) death, insolvency, bankruptcy, removal or withdrawal of all of the General Partners, unless within thirty (30) days of such event, the Limited Partners elect, by a Simple Majority Vote, to continue the business of the Partnership as set forth in Section 2.9 herein.

        The Partnership shall not be terminated upon the happening of the insolvency or bankruptcy of the Partnership.

        7.2. Liquidation. Upon dissolution and termination of the Partnership for any reason, the Partnership shall engage in no further business other than such business as may be necessary to wind up its affairs and to distribute its assets. Such liquidation shall be handled by the Partners, as Liquidator. Liquidators may be Partners or qualified third parties. No person who is a creditor of the Partnership, a creditor of any Partner or a trustee in a bankruptcy proceeding involving any Partner or the Partnership shall ever serve as a Liquidator.

        7.3. Disposition of Assets. On the liquidation and dissolution of the Partnership, the Liquidator shall, by the later of the end of the taxable year in which the liquidation occurs or six (6) months after the date of liquidation:

                (a) Determination of Partnership Assets. Determine the interest of the Partnership in each Partnership property.

                (b) Valuation of Partnership Assets. Determine the value of the Partnership's Properties and adjust the Capital Accounts of the Partners.

                (c) Final Statement of Account. As promptly as possible after dissolution, cause a final statement of account to be prepared, which shall show with respect to each Partner the status of such Partner's Capital Account. Such statement of each Partner's Capital Account shall reflect the allocations set forth in Article VI and the allocation of the gain and losses to the Capital Accounts as provided in subsection
        (b) above.

                (d) Payment of Third Party Debts. Pay all Partnership debts owing to creditors other than Partners, or otherwise make adequate provision therefor.

                (e) Repayment of Loans From Partners. Obtain repayment of loans, if any, from the Partners to the Partnership, or otherwise make adequate provision therefor.

                (f) Repayment of Capital Accounts. To the extent of
        Partnership Property (or cash realized from a sale thereof) available therefor, distribute to each Partner an amount equal to any remaining positive balance of his Capital Account. If Partnership Property (or cash received from a sale thereof) is insufficient to repay in full the positive Capital Account balances of all Partners the total amount available for such purpose shall be distributed among the Partners in the proportion that the positive Capital Account balance of each Partner bears to the total positive Capital Account balances of all Partners.

                (g) Indebtedness Owed by Partners. Notwithstanding the foregoing, if any Partner is indebted to the Partnership, the Liquidator shall, until such debtor-Partner has repaid the Partnership, retain such Partner's distributive share of Partnership properties and apply the same to the full discharge and repayment of such indebtedness, and the balance of such distributive share, if any, shall be delivered to such Partner. On dissolution or liquidation of the Partnership, each Partner shall be obligated to restore any negative balance in its Capital Account. No Partner shall be personally liable to return the capital contributions of any other Partner. Capital contributions shall be repaid solely from Partnership assets, if any, that may be available for such purpose pursuant to the terms of this Agreement.

                (h) Compliance Provisions. The Liquidator shall comply with any requirements of the Act or other applicable law, pertaining to the winding up of a limited partnership, at which time the Partnership shall stand terminated.

        7.4. No Recourse. On liquidation and dissolution of the Partnership, the Partners shall look solely to the assets of the Partnership for the return of their investment. If the Partnership assets remaining after payment and discharge of debts and liabilities of the Partnership, including any debts and liabilities owed to any one or more of the Partners, is insufficient to satisfy the rights of the Partners, the Partners shall have no recourse or further right or claim against the Partnership or the Partners.

         7.5. Reserves. In winding up the affairs of the Partnership and distributing its assets, the Liquidator shall set up a reserve to meet any contingent or unforeseen liabilities or obligations and deposit funds for such purpose, together with funds held by the Partnership for distribution to Partners which remain unclaimed after a reasonable period of time, with an escrow agent for the purpose of disbursing such reserves and funds. At the expiration of such period, if the Liquidator deems it advisable, the escrow agent shall be authorized and directed to distribute the balance remaining in the manner provided in Section 7.3 above.

        7.6. Statement of Termination. The Liquidator shall furnish each of the Partners, at the Partnership's expense, with a statement which shall set forth the assets and liabilities of the Partnership as of the date of complete liquidation and distribution as herein provided. Such statement shall also schedule the receipts and disbursements made with respect to the termination hereunder and shall be final and binding upon all persons, except such persons who may file a specific and detailed written protest thereof within ninety (90) days of his receipt of the statement.

        7.7. Deficit Capital Accounts. Each Partner with a deficit balance in his Capital Account shall have the obligation to restore such deficit balance, or to make a contribution to restore such deficit balance.

                                  ARTICLE VIII

                                 INDEMNIFICATION

        8.1. Indemnification. The Partnership shall indemnify any Partner (or employee of a Partner) against reasonable expenses incurred in connection with the defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding, where the Person who was, is, or is threatened to be made a named defendant or respondent in a proceeding was named because the Person is or was a Partner of the Partnership (or employee of the same).

        8.2. Conditions. The indemnification contained in Section 8.2, is conditioned upon a Simple Majority Vote that such Person:

                (a) conducted himself in good faith;

                (b) reasonably believed, in the case of conduct in his official capacity as a Partner of the Partnership, that his conduct was in the Partnership's best interest, and in all other cases, that his conduct was at least not opposed to the Partnership's best interest; and

                (c) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

        8.3. Successful Defense. Notwithstanding Section 10.2, the Partnership shall indemnify each Partner (or employee of a Partner) against reasonable expenses incurred in connection with a proceeding in which he is a party because he is or was a Partner (or employee of a Partner) if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

        8.4. Exclusions. A Partner (or employee of Partner) may not be indemnified under this Article VIII for obligations resulting from a proceeding:

                (a) in which the Person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or

                (b) in which the Person is found liable to the Partnership.

        8.5. Expenses. "Expenses" as used herein means court costs, attorneys' fees, judgments, penalties (including excise and similar taxes), fines, settlements and other reasonable expenditures actually incurred by the Person in connection with the proceeding; provided however, if the proceeding is brought by or in behalf of the Partnership, the indemnification is limited to reasonable expenses actually incurred by the Person in connection with the proceeding. Determination of reasonableness of expenses shall be made in the same manner as the determination contained in Section 8.6.

        9.6. Advance Reimbursement. Reasonable expenses incurred by a Partner who was, is or is threatened to be named a defendant or respondent in a proceeding may be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding after:

                (a) the Partnership receives a written affirmation by the Partner of his good faith belief that he has met the standard of conduct necessary for indemnification under this Article VIII and a written undertaking by or on behalf of the Partner to repay the amount paid or reimbursed if it is ultimately determined that he has not met those requirements, and

                (b) a determination is made under Section 8.2 that the facts then known to those making the determination would not preclude indemnification under this Article VIII.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

        9.1. Notice. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been duly given and received for all purposes on the date delivered personally to the party or to an officer of the party to whom the same is directed, or when deposited by registered or certified mail, postage and charges prepaid and addressed as follows:

                9.1.1. Partnership or Partners. If to the Partnership or to the Partners, then to the address of the principal place of business of the Partnership or addresses of the Partners set forth on Exhibit "A" attached hereto.

        Any party hereto may change his or its address to which notice shall thereafter be given by furnishing written notice to all the Partners and the Partnership in the manner set forth in this Section 9.1.

        9.2. Integration. This Agreement, constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. No amendment, modification, or alteration of the terms of this Agreement shall be binding unless the same is in writing, dated subsequent to the date hereof and duly adopted by the Partners, a provided herein.

        9.3. Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforceability of the remainder of this Agreement.

        9.4. Applicable Law. This Agreement and the application or interpretation hereof shall exclusively be governed by and construed in accordance with the laws of the State of Florida. This Agreement shall be deemed to be performable in and venue shall be mandatory in Pinellas County, Florida.

        9.5. Execution in Counterparts. This Agreement, the Certificate to be filed as provided herein, and any amendment hereto may be executed in any number of counterparts, either by the parties hereto or their duly authorized aftorney-in-fact, with the same effect as if all parties had signed the same document. All counterparts shall be construed as and shall constitute one and the same Agreement.

        9.6. Descriptive Headings. The captions included herein are for administrative convenience only and shall not be considered in interpreting any of the terms or provisions of this Agreement.

        9.7. Gender and Number. Whenever the context requires, all words used herein in the male, female or neuter gender shall be deemed to include the male, female or neuter gender; all singular words shall include the plural, and all plural shall include the singular, as the context may require.

        9.9. Binding Agreement. Except as otherwise provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto their personal representatives, successors, assigns, and legal representatives.

        9.10. Amendments to Partnership Agreement. This Agreement may be amended only by the Simple Majority Vote of the Partners.

        IN WITNESS WHEREOF, this Agreement has been executed by the Partners as of the 21 day of February, 1994.

WITNESSES:                              THE SIEGEL REVOCABLE FAMILY
                                        TRUST AS AMENDED AND
                                        RESTATED JULY 10, 1992

                                        By:  /s/ Todd E. Siegel
--------------------------------           --------------------------
                                           TODD SIEGEL AS TRUSTEE
--------------------------------
                                             /s/ Todd E. Siegel
--------------------------------           --------------------------
                                           TODD SIEGEL

--------------------------------
                                             /s/ Mindy Jo Garth
--------------------------------           --------------------------
                                           MINDY JO GARTH

--------------------------------
                                             /s/ Todd E. Siegel
--------------------------------           --------------------------
                                           TODD SIEGEL AS GUARDIAN FOR
--------------------------------           JORDAN SIEGEL AND ERIC SIEGEL

                                             /s/ Mindy Jo Garth
--------------------------------           --------------------------
                                           MINDY JO GARTH AS GUARDIAN
--------------------------------           FOR AARON BARTH AND DANIEL
                                           BARTH

                     EXHIBIT "A" TO PARTNERSHIP AGREEMENT OF
                      JADE PARTNERS, DATED FEBRUARY 21, 1994


        Name of Partner                       Number of Partnership Units
        ---------------                       ---------------------------


  Siegel Family QTIP Trust                                   74.689124
  Siegel Family By-Pass Trust                                16.140271
  Sally Siegel                                                2.705329
  Todd Siegel                                                 1.077546
  Mindy Jo Barth                                              1.077546
  Daniel Barth                                                1.077546
  Aaron Barth                                                 1.077546
  Eric Siegel                                                 1.077546
  Jordan Siegel                                               1,077546
                                                              --------
                      TOTAL                                     100.00

                      EXHIBIT "A" TO PARTNERSHIP AGREEMENT
                             DATED FEBRUARY 21, 1994
                                   (CONTINUED)


          Name of Partner     Shares of MTS Stock  Value of Shares
          ---------------     -------------------  ---------------
                                 Contributed         Contributed
                                 -----------         -----------
      Siegel Family QTIP Trust   274,638.563   $   2,374,604.51
      Siegel Family By-Pass       59,615.179         476,921.43
      Trust
      Sally Siegel                 9,992.318          79,938.54
      Todd Siegel                  3,979.990          31,839.92
      Mindy Jo Barth               3,979.990          31,839.92
      Daniel Barth                 3,979.990          31,839.92
      Aaron Barth                  3,979.990          31,839.92
      Eric Siegel                  3,979.990          31,839.92
      Jordan Siegel                3,979.990          31,839.92
                                 -----------       ------------

      Totals                     368,126,000   $   3,122,504.00
